EXHIBIT 99.1

SJW Group Announces Second Quarter 2024 Financial Results

•Delivers $0.64 of GAAP diluted earnings per share (EPS), a year-over-year increase of $0.06; adjusted diluted EPS (non-GAAP) of $0.66, a year-over-year increase of $0.08
•Invests $158 million in infrastructure during the first half of 2024, or approximately 48% of 2024 capital budget
•Agreement in principle reached on California general rate case (GRC)
•Updates 2024 GAAP guidance to $2.66 to $2.76 diluted EPS. Reaffirms 2024 guidance range of $2.68 to $2.78 for adjusted diluted EPS (non-GAAP)
•Declares $0.40 cash dividend per share of common stock

SAN JOSE, Calif. – July 24, 2024 – SJW Group (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2024.
"We are pleased with our financial results for the quarter, which demonstrate the benefits of our national platform combined with the strength of our local water utility operations," stated SJW Group Chair, CEO, and President, Eric W. Thornburg. "We continued to deliver on our growth strategy by investing in our water supply and infrastructure across our footprint, as well as reaching an all-party settlement agreement in principle on almost all issues in our California general rate case. I would also like to acknowledge our Connecticut team, who were recognized by regulators and rating agencies alike, for delivering a strong and responsive rate case filing and engaging as constructive participants in the recently resolved proceeding." Thornburg added, "Overall, our strong operating performance and continued strategic execution position us well for future success as we deliver on our commitment to provide high-quality and reliable water service to our customers and communities."
Second Quarter Operating Results
Net income prepared in accordance with U.S. generally accepted accounting principles (GAAP) for the quarter ended June 30, 2024 was $20.7 million, or $0.64 diluted EPS, a 13% increase compared to $18.3 million, or $0.58, in the same quarter last year. Adjusting for real estate transactions, SJW Group's adjusted net income (non-GAAP) in the second quarter of 2024 was $21.3 million, or $0.66 per diluted share (non-GAAP), an increase in adjusted diluted EPS of 14% from the prior year.
Adjusted net income is a non-GAAP measure representing GAAP net income excluding special items. The difference between 2024 GAAP net income and adjusted net income for the quarter was due to a loss on the sale of real estate of $0.6 million, net of tax. A full reconciliation of GAAP net income to adjusted net income for the quarter is included in the tables at the end of this news release.
Operating revenue for the second quarter was $176.2 million compared to $156.9 million for the same quarter last year. The increase was largely driven by rate increases of $13.0 million, primarily in California; customer growth in Texas; higher customer usage of $3.8 million driven primarily by weather conditions; and by $2.2 million from regulatory mechanism adjustments. We are currently experiencing severe to extreme drought in our Texas service area and water usage restrictions will likely impact revenue in 2024.
Operating expenses for the quarter ended June 30, 2024 were $135.6 million, up 8% compared to $125.7 million for the same quarter last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $8.6 million compared to the same quarter last year;
•An increase in depreciation and amortization of $2.2 million primarily due to utility plant additions; and
•An increase in maintenance costs of $1.6 million primarily due to adjustments to certain regulatory assets as a result of the final decision in the Connecticut general rate case and increased security costs; offset by,

•A decrease in administrative and general expenses of $3.1 million primarily due to decreases in the allowance for uncollectible customer accounts and higher allocations to construction activities, partially offset by inflationary increases.
The effective consolidated income tax rates for the second quarter of 2024 and 2023 were approximately 15% and (9)%, respectively. The higher effective tax rate in the 2024 period was primarily due to the partial release of an uncertain tax position reserve in the second quarter of 2023.
Year-to-Date Operating Results
Net income prepared in accordance with U.S. generally accepted accounting principles (GAAP) for the six months through June 30, 2024 was $32.4 million compared to $29.8 million in the same period of 2023. GAAP diluted EPS for the six months was $1.00, an increase of 5% compared $0.95 diluted EPS in the same period last year. Non-GAAP adjusted net income for the six months through June 30, 2024 was $33.0 million compared to $28.8 million in same period last year. Non-GAAP adjusted diluted EPS for the first six months was $1.02, an increase of 11% compared to $0.92 adjusted diluted EPS in the same period last year.
Operating revenue year-to-date was $325.6 million compared to $294.2 million for the same period last year. The increase was largely driven by rate increases of $23.0 million, primarily in California; higher customer usage of $5.6 million driven primarily by weather conditions and the end of mandatory water conservation requirements in California in April 2023; growth in customers, primarily in Texas, of $1.6 million; and $1.5 million due to regulatory mechanism adjustments.
Operating expenses for the first six months of 2024 were $257.1 million, which was up 8% compared to $237.8 million for the same period last year. This change in operating expenses primarily reflects:
•An increase in water production expenses of $13.4 million compared to the same period last year;
•An increase in depreciation and amortization of $4.3 million primarily due to utility plant additions; and
•An increase of maintenance costs of $2.2 million primarily due to adjustments to certain regulatory assets as a result of the final decision in the Connecticut GRC and increased security costs; offset by,
•A decrease in administrative and general expenses of $1.6 million primarily due to decreases in the allowance for uncollectible customer accounts and higher allocations to construction activities, partially offset by inflationary increases.
The effective consolidated income tax rates for the first half of 2024 and 2023 were approximately 16% and (1)%, respectively. The higher effective tax rate in the 2024 period was primarily due to the partial release of an uncertain tax position reserve in the second quarter of 2023.
Capital Expenditures
Through the second quarter of 2024, SJW Group invested $158 million in infrastructure and water supply. The company has a capital expenditures budget of $332 million in 2024 and plans to invest more than $1.6 billion in capital over the next five years to build and maintain its water and wastewater operations, including approximately $230 million to install treatment for per- and polyfluoroalkyl substances (PFAS), subject to regulatory approvals and availability of funding.
San Jose Water has begun installation on a $100 million advanced metering infrastructure (AMI) project that was approved by the California Public Utilities Commission (CPUC) in 2022. The project is separate from the GRC capital budget approved by the CPUC. The bulk of the AMI installation is expected to be between 2024 and 2026 with approximately $27 million expended in 2024.
Rate Activity and Regulatory Updates
California
On June 14, 2024, San Jose Water notified the CPUC that it had reached an all-party settlement agreement in principle with the Public Advocates Office and Water Rate Advocates for Transparency, Equity and Sustainability

(WRATES) on all but two policy issues in its 2025 through 2027 GRC application. The formal settlement motion and agreement will be submitted by August 19, 2024. Briefs on the two policy issues, which are expected to be fully litigated, will also be submitted by August 19.
The company's GRC application filed with the CPUC in January 2024 proposed an increase over current authorized revenues of approximately $55.2 million, or 11.1%, in 2025; approximately $22.0 million, or 4.0%, in 2026; and approximately $25.8 million, or 4.5%, in 2027. San Jose Water is also proposing a 3-year $540 million capital expenditure program focused on:
•Treating PFAS in drinking water;
•Reducing greenhouse gas emissions through solar generation, energy storage systems, continued electrification of our vehicle fleet, and expansion of our advanced leak detection program; and
•Advancing the CPUC’s Environmental and Social Justice Action Plan by improving access to high-quality water service, climate resiliency, and economic and workforce development.
A decision on the GRC and/or the settlement agreement is expected by the CPUC in fourth quarter of 2024 and new rates are anticipated to be effective on January 1, 2025.
On June 12, 2024, the CPUC approved advice letter 609, which increased the authorized revenue requirement by $28.3 million, or 5.3%, to offset the increases to purchased potable water charges, the groundwater extraction fee, and purchased recycled water charges from its water wholesalers effective July 1, 2024.
On June 21, 2024, the CPUC approved advice letter 610/610A, which requested a $4.8 million addition to rate base and a $768,000 revenue increase related to the AMI project that was effective on July 1, 2024. The project is expected to deliver significant benefits to customers and the environment, such as early identification of costly water leaks.
Connecticut
On June 28, 2024, the Connecticut Public Utilities Regulatory Authority (PURA) issued a final decision on Connecticut Water's GRC that was filed on October 3, 2023. PURA's decision provided for:
•An increase in the annual revenue requirement of $6.5 million, or 5.5%;
•An opportunity to earn additional revenue of $1.1 million for meeting certain performance metrics;
•A return on equity of 9.3%, which is up from 9.0% in the last GRC;
•A capital structure of 53% equity and 47% debt, which is similar to the last GRC; and
•Approval of the company's proposal to expand the existing customer financial assistance program.
As part of the GRC process, the Water Infrastructure and Conservation Adjustment (WICA) infrastructure recovery charge was reset to zero and the prior WICA of 7.41% was rolled into base rates.
Connecticut Water had requested a $21.4 million, or approximately 18.1%, increase in authorized revenues in the GRC. The new rates were effective on July 1, 2024.
Maine
On June 24, 2024, Maine Water filed for increases in the Water Infrastructure Charge in both the Freeport and Oakland divisions. The Maine Public Utilities Commission is expected to issue a decision in the third quarter of 2024.
Force for Good
In May 2024, San Jose Water secured $9.1 million in arrearage relief for its customers from the California Water and Wastewater Arrearage Program. A prior payment of $6.2 million was received in February 2022. The funds have been applied to the accounts of eligible customers who experienced financial hardship due to COVID.

In June 2024, PURA approved Connecticut Water's request to expand income-eligibility for the Water Rate Assistance Program (WRAP), a first of its kind program in the state that offers water bill discounts for income-eligible customers. The expansion allows Connecticut Water to serve more customers and provide greater discounts to eligible WRAP customers.
2024 Guidance
The following table includes a reconciliation of the company's 2024 diluted EPS guidance (GAAP) to adjusted diluted EPS guidance (non-GAAP):

	2024 Earnings Guidance
Estimated Diluted EPS Guidance on a GAAP Basis	$2.66	to	2.76
Adjustments:
Loss on sale of real estate investments, net of tax	0.02		0.02
Adjusted EPS Guidance (non-GAAP)	$2.68	to	2.78
In addition, we reiterate our non-linear long-term diluted EPS growth of 5% to 7%, anchored off 2022's diluted EPS of $2.43.
Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.
Dividend
On July 24, 2024, the directors of SJW Group declared a quarterly cash dividend on common stock of $0.40 per share, payable on September 3, 2024, to shareholders of record at the close of business on August 5, 2024. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 80 consecutive years. For 56 consecutive years, our stockholders have received an increase in their calendar year dividend, which places us in an exclusive group of companies on the New York Stock Exchange.
Financial Results Call Information
Eric W. Thornburg, president, chief executive officer, and board chair, and Andrew F. Walters, chief financial officer, treasurer, and interim principal accounting officer, will review results for the second quarter of 2024 in a live webcast presentation at 11 a.m. Pacific Daylight Time, or 2 p.m. Eastern Daylight Time, on Thursday, July 25, 2024.
Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until October 21, 2024.
Non-GAAP Financial Measures
SJW Group's net income and diluted EPS are prepared in accordance with GAAP and represent the earnings as reported to the Securities and Exchange Commission. Adjusted net income and Adjusted diluted EPS are non-GAAP measures representing GAAP earnings adjusted to exclude the effects of real estate transactions and costs associated with mergers and acquisition activities, if any, which management believes are not representative of our core business activities. These non-GAAP financial measures are provided as additional information for investors to evaluate the performance of SJW Group's ongoing business activities. SJW Group uses adjusted net income and/or adjusted diluted EPS as the primary performance measurements when communicating with analysts and investors regarding our outlook and results. Adjusted net income and Adjusted diluted EPS are also used internally to measure performance. However, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. Further, these non-GAAP financial measures should be considered as a supplement to the financial information prepared on a GAAP basis rather than an alternative to the respective GAAP financial measures.

About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba The Texas Water Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its stockholders. For more information about SJW Group, please visit www.sjwgroup.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “estimates,” “anticipates,” “intends,” “seeks,” “plans,” “projects,” “may,” “should,” “will,” or the negative of those words or other comparable terminology. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.
These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including regulatory actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures, PFAS and other decisions; (2) changes in demand for water and other services; (3) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (4) the effect of the impact of climate change; (5) unexpected costs, charges or expenses; (6) our ability to successfully evaluate investments in new business and growth initiatives; (7) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (8) the risk of work stoppages, strikes and other labor-related actions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (10) changes in general economic, political, business and financial market conditions; (11) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (12) legislative, and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
SJW Group Contacts:
Andrew F. Walters
Chief Financial Officer, Treasurer and Interim Principal Accounting Officer
408.279.7818
Andrew.Walters@sjwater.com

Daniel J. Meaney, APR
Director of Investor Relations
860.664.6016
Daniel.Meaney@ctwater.com

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Operating revenue	$176,174	156,886	$325,556	294,182
Operating expense:
Production Expenses:
Purchased water	38,129	32,592	64,321	55,010
Power	2,737	2,379	5,164	4,578
Groundwater extraction charges	17,552	14,994	29,678	25,353
Other production expenses	12,052	11,921	23,101	23,964
Total production expenses	70,470	61,886	122,264	108,905
Administrative and general	20,468	23,527	46,256	47,871
Maintenance	7,881	6,298	14,568	12,356
Property taxes and other non-income taxes	8,419	7,896	17,249	16,297
Depreciation and amortization	28,366	26,121	56,736	52,417
Total operating expense	135,604	125,728	257,073	237,846
Operating income	40,570	31,158	68,483	56,336
Other (expense) income:
Interest on long-term debt and other interest expense	(18,294)	(16,397)	(35,878)	(32,169)
Pension non-service credit (cost)	939	(102)	1,889	(166)
Other, net	1,205	2,115	3,856	5,381
Income before income taxes	24,420	16,774	38,350	29,382
Provision for income taxes	3,724	(1,512)	5,955	(434)
Net income	20,696	18,286	32,395	29,816
Other comprehensive income (loss), net	—	9	(442)	102
Comprehensive income	$20,696	18,295	$31,953	29,918

Earnings per share
Basic	$0.64	0.58	$1.00	0.96
Diluted	$0.64	0.58	$1.00	0.95
Dividends per share	$0.40	0.38	$0.80	0.76
Weighted average shares outstanding
Basic	32,397,501	31,499,068	32,237,115	31,219,324
Diluted	32,460,894	31,594,494	32,302,741	31,319,248

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Utility plant:
Land	$41,415	41,415
Depreciable plant and equipment	4,077,009	3,967,911
Construction work in progress	159,084	106,980
Intangible assets	35,986	35,946
Total utility plant	4,313,494	4,152,252
Less accumulated depreciation and amortization	1,030,065	981,598
Net utility plant	3,283,429	3,170,654

Nonutility properties and real estate investments	13,376	13,350
Less accumulated depreciation and amortization	96	194
Net nonutility properties and real estate investments	13,280	13,156

Current assets:
Cash and cash equivalents	22,804	9,723
Accounts receivable:
Customers, net of allowances for uncollectible accounts of $802 and $6,551 on June 30, 2024 and December 31, 2023, respectively	70,238	67,870
Income tax	—	5,187
Other	5,584	3,684
Accrued unbilled utility revenue	57,822	49,543
Assets held for sale	—	40,850
Prepaid expenses	9,856	11,110
Current regulatory assets	1,057	4,276
Other current assets	5,818	6,146
Total current assets	173,179	198,389
Other assets:
Regulatory assets, less current portion	238,963	235,910
Investments	17,368	16,411
Postretirement benefit plans	36,816	33,794
Other intangible asset	28,386	28,386
Goodwill	640,311	640,311
Other	7,695	8,056
Total other assets	969,539	962,868
Total assets	$4,439,427	4,345,067

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Capitalization and liabilities
Capitalization:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 32,668,904 on June 30, 2024 and 32,023,004 on December 31, 2023	$33	32
Additional paid-in capital	771,189	736,191
Retained earnings	502,037	495,383
Accumulated other comprehensive income	1,349	1,791
Total stockholders’ equity	1,274,608	1,233,397
Long-term debt, less current portion	1,549,587	1,526,699
Total capitalization	2,824,195	2,760,096

Current liabilities:
Lines of credit	217,495	171,500
Current portion of long-term debt	9,023	48,975
Accrued groundwater extraction charges, purchased water and power	32,581	24,479
Accounts payable	37,932	46,121
Accrued interest	15,582	15,816
Accrued payroll	10,683	12,229
Income tax payable	2,059	—
Current regulatory liabilities	1,930	3,059
Other current liabilities	22,848	20,795
Total current liabilities	350,133	342,974

Deferred income taxes	240,903	238,528
Advances for construction	144,087	146,582
Contributions in aid of construction	333,611	326,451
Postretirement benefit plans	47,516	46,836
Regulatory liabilities, less current portion	475,293	461,108
Other noncurrent liabilities	23,689	22,492
Commitments and contingencies
Total capitalization and liabilities	$4,439,427	4,345,067

SJW Group
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	2024 Earnings Guidance
Estimated Diluted EPS Guidance on a GAAP Basis	$2.66	to	2.76
Adjustments:
Loss on sale of real estate investments, net of tax	0.02		0.02
Adjusted EPS Guidance (non-GAAP)	$2.68	to	2.78

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Reported GAAP Net Income	$20,696	18,286	32,395	29,816
Adjustments:
Loss (gain) on sale of real estate investments[1]	909	—	909	(1,473)
Tax effect of above adjustment[2]	(291)	—	(291)	412
Adjusted Net Income (non-GAAP)	$21,314	18,286	33,013	28,755

Reported GAAP Diluted Earnings Per Share	$0.64	0.58	1.00	0.95
Adjustments:
Loss (gain) on sale of real estate investments, net of tax	0.02	—	0.02	(0.03)
Adjusted Diluted Earnings Per Share (non-GAAP)	$0.66	0.58	1.02	0.92
1 Included in the "Other, net" line on the condensed consolidated statements of comprehensive income.
2 The tax effect on all adjustments is calculated at the applicable statutory rate.